Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Announces Resubmission of ADASUVE™ NDA and

Provides Regulatory Updates on US and EU Submissions

Mountain View, California - June 22, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has resubmitted its ADASUVE New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in response to a Complete Response Letter (CRL) received in May 2012. ADASUVE is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. In the coming weeks, Alexza expects to hear from the FDA regarding the completeness of the resubmitted NDA, the classification of the resubmission (Class 1 or Class 2) and what the new Prescription Drug User Fee Act (PDUFA) goal date will be. Class 1 and Class 2 resubmissions have targeted review periods of 2 months and 6 months, respectively.

ADASUVE NDA Regulatory Update

In May 2012, Alexza received a CRL from the FDA. In the CRL, the FDA noted, “During a recent inspection of the Mountain View, CA manufacturing facility for this application, our field investigator conveyed deficiencies to the representative of the facility. Satisfactory resolution of these deficiencies is required before this application may be approved.” Alexza has stated that it believed the deficiencies were medical device specific and readily addressable. Since the receipt of the CRL, Alexza has received further clarification of the specific deficiencies from the FDA and has made submissions directly to Center for Devices and Radiological Health (CDRH) Office of Compliance and the San Francisco District Office, intended to fully address the deficiencies.

The May 2012 CRL also contained comments on Alexza’s draft product labeling. Alexza believes that there is substantial agreement between Alexza and the FDA on product labeling. In the ADASUVE NDA resubmission, Alexza has submitted updated draft labeling which is intended to be responsive to the comments provided by FDA in the May 2012 CRL.

There were no new clinical or safety issues identified and there were no other deficiencies outlined in the CRL. With respect to the ADASUVE Risk Evaluation and Mitigation Strategy (REMS), the CRL stated that discussions can continue on the proposed REMS after the response to the CRL has been submitted. Alexza believes that there is substantial agreement between Alexza and the FDA on the REMS.

ADASUVE MAA Regulatory Update

In March 2012, Alexza received the Committee for Medicinal Products for Human Use Consolidated List of Questions (Day 120 List of Questions) regarding Alexza’s ADASUVE Marketing Authorization Application (MAA). The Day 120 List of Questions included major objections pertaining to the extrapolation of Phase 3 clinical efficacy data, aspects of the risk management plan, and the need to obtain an EU Good Manufacturing Practices certificate for Alexza’s Mountain View, CA manufacturing facility and commercial manufacturing process.

In May 2012, Alexza and its corporate partner, Grupo Ferrer, met with the Rapporteur, Co-Rapporteur and European Medicines Agency (EMA) to further understand specifics of the major objections raised in the Day 120 List of Questions. Alexza believes it remains on schedule for the targeted early third quarter of 2012 submission of its responses (Day 121 Submission) to the EMA. Also in May, Alexza hosted an EU Pre-Approval Inspection (PAI) by the EMA. The inspection resulted in no findings the EMA would classify as Critical or Major findings.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine or AZ-004) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a CRL from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. In May 2012, Alexza received a second CRL from the FDA regarding the ADASUVE NDA and on June 22, 2012, the Company resubmitted the ADASUVE NDA.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE MAA with the EMA in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ is a registered trademark of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the company’s expectations or beliefs, including any such statement about the effects of the reverse stock split, is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financing, the timing of the FDA’s review of the resubmitted ADASUVE NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King President and CEO 650.944.7634 tking@alexza.com